Exhibit 99.1

Okta Announces Preliminary Results for

Fourth Quarter and Fiscal Year 2018

San Francisco, CA, February 21, 2018 — Okta, Inc. (NASDAQ: OKTA), the leading independent provider of identity for the enterprise, today announced preliminary financial results for its fourth quarter and fiscal year ended January 31, 2018.

Preliminary Financial Results for the Three Months Ended January 31, 2018:

Fourth Quarter	Preliminary Results	Year-over-Year Growth Rate
Total revenue	$77.0 - $77.5 million	58% - 59%
GAAP operating loss	($27.3) - ($26.1) million
Non-GAAP operating loss	($12.3) - ($11.3) million

Preliminary Financial Results for the Fiscal Year Ended January 31, 2018:

Fiscal Year 2018	Preliminary Results	Year-over-Year Growth Rate
Total revenue	$259.2 - $259.7 million	62%
GAAP operating loss	($118.4) - ($117.2) million
Non-GAAP operating loss	($67.3) - ($66.3) million

Preliminary Key Business Metrics as of and for the Three Months and Year Ended January 31, 2018:

	Preliminary Results	Year-over-Year Growth Rate
Calculated Billings (Q4)	$103.3 - $104.3 million	65% - 66%
Calculated Billings (FY18)	$313.4 - $314.4 million	61% - 62%
Total customers(1)	4,350+	40%
Customers with Annual Contract Value (ACV) above $100,000(1)	691	56%
Dollar-Based Retention Rate for the trailing twelve months	121%

(1)	As of January 31, 2018

For definitions of our Key Business Metrics, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations–Key Business Metrics” in our Quarterly Report on Form 10-Q for the quarter ended October 31, 2017 filed with the Securities and Exchange Commission on December 7, 2017.

The section titled “Non-GAAP Financial Measures” below contains a description of the non-GAAP financial measures. A reconciliation between historical GAAP and non-GAAP information is contained in the tables below.

GAAP to Non-GAAP Reconciliations

	For three months ended		For year ended
	January 31, 2018		January 31, 2018
	Range		Range
	Low	High	Low	High
	(in millions)
Operating loss	$(27.3)	$(26.1)	$(118.4)	$(117.2)
Stock-based compensation	15.0	14.8	50.3	50.1
Charitable contributions	—	—	0.8	0.8

Non-GAAP operating loss	$(12.3)	$(11.3)	$(67.3)	$(66.3)

Calculated Billings

	For three months ended		For year ended
	January 31, 2018		January 31, 2018
	Range		Range
	Low	High	Low	High
	(in millions)
Total revenue	$77.0	$77.5	$259.2	$259.7
Add:
Deferred revenue, current (end of period)	162.1	162.5	162.1	162.5
Deferred revenue, noncurrent (end of period)(2)	5.8	5.9	5.8	5.9
Less:
Deferred revenue, current (beginning of period)	(138.4)	(138.4)	(108.0)	(108.0)
Deferred revenue, noncurrent (beginning of period)	(3.2)	(3.2)	(5.7)	(5.7)

Calculated Billings	$103.3	$104.3	$313.4	$314.4

(2)	The increase in deferred revenue, noncurrent is primarily attributable to a few customers with multi-year upfront billings.

The preliminary financial results and key business metrics above for the three months and fiscal year ended January 31, 2018 are based upon our estimates and subject to completion of our financial closing procedures. Moreover, this data has been prepared solely on the basis of currently available information by, and is the responsibility of, Okta. This summary is not a comprehensive statement of our financial results for this period, and our actual results may differ materially from these estimates due to the completion of our financial closing procedures, final adjustments, and other developments that may arise between now and the time our financial statements are filed with the SEC. Okta expects to release its final results for the fourth quarter and fiscal year 2018, as well as provide its outlook for the first quarter and fiscal year 2019, after market close on March 7th, 2018 and will host a conference call in conjunction with that release.

Non-GAAP Financial Measures:

This press release contains the following non-GAAP financial measures: non-GAAP operating loss and calculated billings. Non-GAAP operating loss excludes stock-based compensation, amortization of intangible assets and charitable contributions.

Okta believes that these non-GAAP measures of financial results provide useful information to investors regarding certain financial and business trends relating to Okta’s financial condition and results of operations. The Company’s management uses these non-GAAP measures to compare the Company’s performance to that of prior periods for trend analysis, for purposes of determining executive and senior management incentive compensation and for budgeting and planning purposes. The Company believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the Company’s financial measures with other software companies, many of which present similar non-GAAP financial measures to investors.

Management of the Company does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of these non-GAAP financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded in the Company’s financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgment by management about which expenses and income are excluded or included in determining these non-GAAP financial measures. Okta urges investors to review the reconciliation of its non-GAAP financial measures to the comparable GAAP financial measures, which it includes in press releases announcing quarterly financial results, including this press release, and not to rely on any single financial measure to evaluate the Company’s business.

Reconciliation tables of the most comparable GAAP financial measures to the non-GAAP financial measures used in this press release are included with the financial tables in this release.

About Okta

Okta is the leading independent provider of identity for the enterprise. The Okta Identity Cloud connects and protects employees of many of the world’s largest enterprises. It also securely connects enterprises to their partners, suppliers and customers. With deep integrations to over 5,000 applications, the Okta Identity Cloud enables simple and secure access for any user from any device. Thousands of customers, including 20th Century Fox, Adobe, Dish Networks, Experian, Flex, LinkedIn, and News Corp, trust Okta to help them work faster, boost revenue and stay secure. Okta helps customers fulfill their missions faster by making it safe and easy to use the technologies they need to do their most significant work. Learn more at www.okta.com.

Investor Contact:

Catherine Buan investor@okta.com 415-604-3346

Media Contact:

Jenna Kozel press@okta.com 888-722-7871